Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED JUNE 30, 2021

ST. LOUIS, July 29, 2021 – Peabody (NYSE: BTU) today announced its second quarter 2021 operating results, including revenues of $723.4 million; loss from continuing operations, net of income taxes of
$23.0 million; net loss attributable to common stockholders of $28.6 million; diluted loss per share from continuing operations of $0.26; and Adjusted EBITDA1 of $122.1 million.

“We are optimistic about the future given strong coal market demand and pricing around the globe as economies continue to recover from the pandemic; our assets are responding to the current market cycle and continue to benefit from cost improvement initiatives,” said Peabody President and Chief Executive Officer Jim Grech. “The company has taken a disciplined approach focusing on expanding margins, through ongoing operational improvements, cost controls and sales strategies, along with reducing debt, as we progress to position the company to be resilient in all market cycles.”

Second Quarter 2021 Financial Results

Second quarter revenues totaled $723.4 million compared to $626.7 million in the prior year primarily due to the impact of higher volumes and improved seaborne thermal pricing.

Selling, general and administrative expenses decreased 15 percent from the prior year to $21.4 million as a result of the company’s ongoing cost reduction efforts.

Depreciation, depletion, and amortization (DD&A) declined 13 percent from the prior year to $77.1 million, primarily due to the impairment at the North Antelope Rochelle Mine recorded in Q2 2020.

Interest expense of $45.4 million increased $11.1 million over the prior year due to higher borrowing costs and amortization of debt issuance costs.

Loss from continuing operations, net of income taxes totaled $23.0 million compared to $1.5 billion in the prior year, or $127.2 million excluding the $1.4 billion non-cash impairment of the North Antelope Rochelle Mine. Adjusted EBITDA totaled $122.1 million compared to $23.4 million in the prior year primarily due to higher realized seaborne thermal pricing, higher U.S. thermal volumes and improved costs across the platform.

1 Adjusted EBITDA is a non-GAAP financial measure. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Segment Performance

During the second quarter, the seaborne thermal segment shipped 4.1 million tons with exports of 2.0 million tons at an average realized price of $73 per ton and 2.1 million tons sold under a long-term domestic contract. Despite a year-over-year reduction in sales volumes, unfavorable exchange rates, and higher fuel and royalty costs, seaborne thermal segment costs of $29.61 per ton were largely in line with the prior year reflecting the continued impact of cost reduction initiatives and product mix. The segment reported 37 percent Adjusted EBITDA margins and Adjusted EBITDA of $71.4 million.

In the second quarter, Wilpinjong shipped 3.3 million tons at an average realized price of $38 per ton, which included 1.2 million tons of export sales at an average realized price of $63 per ton and 2.1 million tons of domestic sales at an average price of $22 per ton. Wilpinjong costs of $22 per ton were impacted by unfavorable exchange rates and higher fuel and royalty costs compared to the prior year. Operating cash flow was also impacted by timing of shipments, higher accounts receivable and higher inventory levels. Wilpinjong contributed approximately $52 million of Adjusted EBITDA, completed $7 million of capital expenditures and had $102 million of cash and cash equivalents as of June 30, 2021.

The seaborne met segment shipped 1.4 million tons at an average realized price of $85.48 per short ton in the second quarter, with Metropolitan restarting longwall production late in the quarter. Total segment costs of $104.24 per ton decreased 14% compared to the prior year as productivity improvements and increased sales volumes at the CMJV offset the impacts of unfavorable exchange rates, ramp up costs at Metropolitan and Shoal Creek idle costs. Seaborne met costs excluding Shoal Creek were approximately $95 per ton, favorable to $110 per ton in the prior year primarily due to fleet optimization and mine sequencing at the CMJV, which lowered costs by more than 20% to $84 per ton. The segment reported an Adjusted EBITDA loss of $26.4 million.

The PRB segment shipped 22.5 million tons at an average realized price of $11.06 per ton. PRB costs per ton decreased by two percent to $9.04 as higher fuel cost impact of $0.37 per ton was more than offset by 26% higher volumes over the prior year. The segment reported 18% Adjusted EBITDA margins and Adjusted EBITDA of $45.5 million.

The other U.S. thermal segment shipped 3.9 million tons at an average realized price of $40.70 per ton. Cost per ton decreased 5 percent from the prior year to $29.57 due to pit sequencing and timing of longwall moves in the prior year. The segment reported 27 percent Adjusted EBITDA margins and Adjusted EBITDA of $44.3 million.

Balance Sheet and Cash Flow

Peabody ended the quarter with $561.9 million of cash, cash equivalents and restricted cash, a $61.8 million reduction over the prior quarter. The company retired approximately $84 million of debt in the quarter and reached agreements to retire an additional $50 million that will settle after June 30, 2021.

During the quarter, the company completed multiple bilateral debt-for-equity exchanges by issuing 4.5 million shares of common stock in exchange for $30.9 million of Senior Secured Notes due March 2022. The company also retired $53 million of other senior secured debt through open market repurchases. As a result, Peabody recorded a net gain on debt extinguishment of $11.8 million. The current portion of long-term debt increased by $25 million due primarily to the pending settlement of additional debt repurchases.

For the year, the company has retired $126 million of senior secured debt, with an additional $50 million pending settlement after June 30, 2021.

Also, during the quarter, the company sold 8.1 million shares of common stock under its previously announced “at-the-market” equity offering program (ATM), raising net cash proceeds of $65.1 million. Subsequent to June 30, 2021, the company settled sales of an additional 2.7 million shares under the program, raising net cash proceeds of $21.5 million, resulting in 1.7 million shares remaining available for issuance under the currently authorized ATM program.

Outlook

Based on current market conditions, Peabody anticipates the following in 2021:

US Thermal Operations:
•Coal deliveries will remain largely dependent on general economic conditions, weather, natural gas prices, utility inventory levels and rail performance.
•Essentially all projected volumes priced and committed.
•Based on expected production levels and current commodity prices, full year 2021 cost per ton in the PRB are estimated to be $9.35 and other U.S. thermal costs are estimated to be $30.50.
Seaborne Thermal Operations:
•Higher seaborne thermal volumes in the second half as Wilpinjong and the Wambo JV complete development projects and reach projected production run rates.
•Costs per ton are expected to be $33.75 due to product mix, higher expected royalties, exchange rates and fuel prices.
•Second half Wilpinjong revenue and costs per ton are anticipated to be higher than first half 2021 as estimated export shipments (with higher realized pricing and higher preparation, transportation and royalty costs as compared to domestic shipments) are anticipated to be a higher proportion of total volumes. Peabody anticipates 3.7 million tons of export shipments and 3.6 million tons of domestic shipments for the remainder of the year.
Seaborne Met Operations:
•The CMJV is anticipated to continue to recognize cost and productivity improvements with full year sales volumes at the high end of guidance of 3.5 – 4.0 million tons.
•Metropolitan is expected to ship approximately 0.8 million tons in the second half of 2021 as the longwall reaches planned production levels.
•Costs per ton, excluding Shoal Creek are expected to be $93.
•The Shoal Creek prep plant upgrade project remains on schedule with completion expected in mid Q3. Negotiations remain ongoing with respect to the expired Shoal Creek labor contract.

Corporate and Other
•SG&A expense guidance has been revised down to $80 million reflecting further reductions in overhead costs.
•Capital expenditures are now estimated to be $200 million, a $25 million reduction from prior guidance, including major project capital of $100 million.
•Interest expense is now expected to be approximately $190 million, including $40 million of non-cash expense, which reflects a $10 million decrease from prior guidance due to early debt retirements.
•Peabody also anticipates the following cash impacts for the full year 2021:
◦$60 million related to final reclamation activities
◦$30 million related to postretirement benefits
◦$15 million final payment pursuant to settlement with multi-employer pension plan (MEPP), paid in July

Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

2021 Guidance Targets
Segment Performance

	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
PRB – Total	~85 - 90	~86	~$11.00	~$9.35
Other U.S. Thermal – Total	~16 - 17	~16.5	~$39.50	~$30.50
Seaborne Thermal (Export)	~9.5 - 10.5	~6.6	~$70.00
Seaborne Thermal – Total	~17 - 18			~$33.75
Seaborne Metallurgical (excluding Shoal Creek)	~4.5 - 5	~2.8	~$88.00	~$93.00
Wilpinjong Performance

	Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Wilpinjong (Export)	~6	~3.5	~$56.70
Wilpinjong (Domestic)	~7.5	~7.5
Wilpinjong – Total	~13.5	~11.0		~$23.00
Other Annual Financial Metrics ($ in millions)

SG&A	~$80
Net Cash Interest Payments	~$150
Interest Expense (Including Non-Cash)	~$190
Total Capital Expenditures	~$200
Major Project Capital Expenditures	~$100
ARO Cash Spend	~$60
Postretirement benefits cash spend	~$30
Multi-employer pension plan (MEPP) payment	~$15
Supplemental Information

PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced as of June 30, 2021.
Seaborne Thermal	Seaborne Thermal volumes reflect volumes priced as of June 30, 2021. Realized seaborne thermal export pricing varies based on sales timing and product quality as well as optimization of price, quality and volumes. In general, the Wambo unpriced products are expected to price with reference to Globalcoal “NEWC” levels and Wilpinjong, with a higher ash content, is anticipated to price at a 5-15% discount to API 5 price levels.
Seaborne Metallurgical	CMJV volumes are expected to be 3.5 – 4.0 million tons. Metropolitan volumes are expected to be 1.0 million tons. No guidance has been provided for Shoal Creek.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2021 and 2020

(In Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2021	2020	2021	2020

Tons Sold	32.8	28.3	63.0	63.9

Revenues	$723.4	$626.7	$1,374.7	$1,472.9
Operating Costs and Expenses (1)	611.4	556.3	1,194.0	1,335.8
Depreciation, Depletion and Amortization	77.1	88.3	145.4	194.3
Asset Retirement Obligation Expenses	15.1	14.1	31.0	31.7
Selling and Administrative Expenses	21.4	25.2	43.1	50.1
Restructuring Charges	2.1	16.5	4.2	23.0
Transaction Costs Related to Joint Ventures	—	12.9	—	17.1
Other Operating (Income) Loss:
Net (Gain) Loss on Disposals	(3.0)	0.2	(2.4)	(7.9)
Asset Impairment	—	1,418.1	—	1,418.1
Loss from Equity Affiliates	3.5	6.0	4.4	15.1
Operating Loss	(4.2)	(1,510.9)	(45.0)	(1,604.4)
Interest Expense	45.4	34.3	97.8	67.4
Net Gain on Early Debt Extinguishment	(11.8)	—	(15.3)	—
Interest Income	(1.3)	(2.4)	(2.8)	(5.5)
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(8.7)	2.7	(17.4)	5.5
Loss from Continuing Operations Before Income Taxes	(27.8)	(1,545.5)	(107.3)	(1,671.8)
Income Tax (Benefit) Provision	(4.8)	(0.2)	(6.6)	2.8
Loss from Continuing Operations, Net of Income Taxes	(23.0)	(1,545.3)	(100.7)	(1,674.6)
Loss from Discontinued Operations, Net of Income Taxes	(2.3)	(2.3)	(4.3)	(4.5)
Net Loss	(25.3)	(1,547.6)	(105.0)	(1,679.1)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	3.3	(3.4)	3.7	(5.2)
Net Loss Attributable to Common Stockholders	$(28.6)	$(1,544.2)	$(108.7)	$(1,673.9)

Adjusted EBITDA (2)	$122.1	$23.4	$183.2	$60.2

Diluted EPS - Loss from Continuing Operations (3)(4)	$(0.26)	$(15.76)	$(1.05)	$(17.12)

Diluted EPS - Net Loss Attributable to Common Stockholders (3)	$(0.28)	$(15.78)	$(1.09)	$(17.16)

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
During the quarters ended June 30, 2021 and 2020, weighted average diluted shares outstanding were 101.2 million and 97.9 million, respectively. During the six months ended June 30, 2021 and 2020, weighted average diluted shares outstanding were 99.8 million and 97.5 million, respectively.

(4)	Reflects loss from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2021 and 2020

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2021	2020	2021	2020
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.1	4.6	8.2	9.2
Seaborne Metallurgical Mining Operations	1.4	1.1	2.4	3.1
Powder River Basin Mining Operations	22.5	17.9	43.2	41.4
Other U.S. Thermal Mining Operations	3.9	3.8	7.8	8.7
Total U.S. Thermal Mining Operations	26.4	21.7	51.0	50.1
Corporate and Other	0.9	0.9	1.4	1.5
Total	32.8	28.3	63.0	63.9

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$194.1	$162.0	$370.5	$363.1
Seaborne Metallurgical Mining Operations	121.0	91.6	208.5	284.8
Powder River Basin Mining Operations	248.6	205.8	477.0	472.4
Other U.S. Thermal Mining Operations	162.1	152.0	311.4	344.3
Total U.S. Thermal Mining Operations	410.7	357.8	788.4	816.7
Corporate and Other	(2.4)	15.3	7.3	8.3
Total	$723.4	$626.7	$1,374.7	$1,472.9

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal Mining Operations	$122.7	$134.3	$270.6	$280.3
Seaborne Metallurgical Mining Operations	147.4	127.7	257.3	353.6
Powder River Basin Mining Operations	203.1	166.5	401.4	407.7
Other U.S. Thermal Mining Operations	117.8	119.1	230.9	272.9
Total U.S. Thermal Mining Operations	320.9	285.6	632.3	680.6
Corporate and Other	11.6	16.9	9.8	35.0
Total	$602.6	$564.5	$1,170.0	$1,349.5

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$71.4	$27.7	$99.9	$82.8
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	(26.4)	(36.1)	(48.8)	(68.8)
Adjusted EBITDA - Powder River Basin Mining Operations	45.5	39.3	75.6	64.7
Adjusted EBITDA - Other U.S. Thermal Mining Operations	44.3	32.9	80.5	71.4
Adjusted EBITDA - Total U.S. Thermal Mining Operations	89.8	72.2	156.1	136.1
Middlemount (2)	(4.1)	(6.4)	(6.4)	(16.1)
Resource Management Results (3)	3.9	0.8	4.3	8.8
Selling and Administrative Expenses	(21.4)	(25.2)	(43.1)	(50.1)
Other Operating Costs, Net (4)	8.9	(9.6)	21.2	(32.5)
Adjusted EBITDA (1)	$122.1	$23.4	$183.2	$60.2

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2021 and 2020

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2021	2020	2021	2020
Revenues per Ton - Mining Operations (5)
Seaborne Thermal	$46.92	$35.10	$45.15	$39.58
Seaborne Metallurgical	85.48	86.80	86.31	92.61
Powder River Basin	11.06	11.45	11.04	11.40
Other U.S. Thermal	40.70	39.81	39.75	39.49
Total U.S. Thermal	15.53	16.42	15.45	16.28

Costs per Ton - Mining Operations (5)(6)
Seaborne Thermal	$29.61	$29.19	$32.97	$30.56
Seaborne Metallurgical	104.24	120.72	106.51	115.00
Powder River Basin	9.04	9.26	9.29	9.84
Other U.S. Thermal	29.57	31.22	29.47	31.31
Total U.S. Thermal	12.14	13.11	12.39	13.57

Adjusted EBITDA Margin per Ton - Mining Operations (5)(6)
Seaborne Thermal	$17.31	$5.91	$12.18	$9.02
Seaborne Metallurgical	(18.76)	(33.92)	(20.20)	(22.39)
Powder River Basin	2.02	2.19	1.75	1.56
Other U.S. Thermal	11.13	8.59	10.28	8.18
Total U.S. Thermal	3.39	3.31	3.06	2.71

(1)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(2)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2021	2020	2021	2020
	(In Millions)
Tons sold	0.5	0.3	1.1	0.8
Depreciation, depletion and amortization and asset retirement obligation expenses	$6.9	$8.4	$13.6	$14.3
Net interest expense	5.0	3.2	10.1	5.9
Income tax benefit	(0.8)	(2.8)	(0.9)	(7.0)
(3)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(4)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.
(5)	Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.
(6)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2021 and Dec. 31, 2020

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2021	Dec. 31, 2020

Cash and Cash Equivalents	$548.3	$709.2
Restricted Cash	13.6	—
Accounts Receivable, Net	250.7	244.8
Inventories	232.5	261.6
Other Current Assets	225.4	204.7
Total Current Assets	1,270.5	1,420.3
Property, Plant, Equipment and Mine Development, Net	3,008.3	3,051.1
Operating Lease Right-of-Use Assets	42.4	49.9
Investments and Other Assets	132.2	140.9
Deferred Income Taxes	—	4.9
Total Assets	$4,453.4	$4,667.1

Current Portion of Long-Term Debt	$94.0	$44.9
Accounts Payable and Accrued Expenses	711.0	745.7
Total Current Liabilities	805.0	790.6
Long-Term Debt, Less Current Portion	1,324.1	1,502.9
Deferred Income Taxes	34.2	35.0
Asset Retirement Obligations	664.5	650.5
Accrued Postretirement Benefit Costs	405.9	413.2
Operating Lease Liabilities, Less Current Portion	34.8	42.1
Other Noncurrent Liabilities	233.1	251.5
Total Liabilities	3,501.6	3,685.8

Common Stock	1.5	1.4
Additional Paid-in Capital	3,463.8	3,364.6
Treasury Stock	(1,370.2)	(1,368.9)
Accumulated Deficit	(1,382.0)	(1,273.3)
Accumulated Other Comprehensive Income	183.4	205.8
Peabody Energy Corporation Stockholders' Equity	896.5	929.6
Noncontrolling Interests	55.3	51.7
Total Stockholders' Equity	951.8	981.3
Total Liabilities and Stockholders' Equity	$4,453.4	$4,667.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended Jun. 30, 2021 and 2020

(Dollars In Millions)
	Six Months Ended
	Jun.	Jun.
	2021	2020
Cash Flows From Operating Activities
Net Cash Used In Continuing Operations	$(18.0)	$(32.7)
Net Cash Used in Discontinued Operations	(4.8)	(20.4)
Net Cash Used In Operating Activities	(22.8)	(53.1)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(93.9)	(85.8)
Changes in Accrued Expenses Related to Capital Expenditures	(4.1)	(14.3)
Proceeds from Disposal of Assets, Net of Receivables	4.9	12.0
Contributions to Joint Ventures	(244.5)	(192.0)
Distributions from Joint Ventures	252.6	188.2
Advances to Related Parties	(0.2)	(23.1)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	2.6	—
Other, Net	—	(0.6)
Net Cash Used In Investing Activities	(82.6)	(115.6)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	300.0
Repayments of Long-Term Debt	(83.1)	(9.9)
Payment of Debt Issuance and Other Deferred Financing Costs	(22.5)	—
Proceeds from Common Stock Issuances, Net of Costs	65.1	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(1.3)	(1.6)
Distributions to Noncontrolling Interests	(0.1)	(3.5)
Net Cash (Used In) Provided By Financing Activities	(41.9)	285.0
Net Change in Cash, Cash Equivalents and Restricted Cash	(147.3)	116.3
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	709.2	732.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$561.9	$848.5

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2021 and 2020

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2021	2020	2021	2020

Loss from Continuing Operations, Net of Income Taxes	$(23.0)	$(1,545.3)	$(100.7)	$(1,674.6)
Depreciation, Depletion and Amortization	77.1	88.3	145.4	194.3
Asset Retirement Obligation Expenses	15.1	14.1	31.0	31.7
Restructuring Charges	2.1	16.5	4.2	23.0
Transaction Costs Related to Joint Ventures	—	12.9	—	17.1
Asset Impairment	—	1,418.1	—	1,418.1
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.5)	(0.4)	(2.0)	(1.1)
Interest Expense	45.4	34.3	97.8	67.4
Net Gain on Early Debt Extinguishment	(11.8)	—	(15.3)	—
Interest Income	(1.3)	(2.4)	(2.8)	(5.5)
Unrealized Losses (Gains) on Economic Hedges	23.7	(7.0)	25.6	(4.8)
Unrealized Losses (Gains) on Non-Coal Trading Derivative Contracts	1.2	(2.8)	8.8	(2.9)
Take-or-Pay Contract-Based Intangible Recognition	(1.1)	(2.7)	(2.2)	(5.3)
Income Tax (Benefit) Provision	(4.8)	(0.2)	(6.6)	2.8
Adjusted EBITDA (1)	$122.1	$23.4	$183.2	$60.2

Operating Costs and Expenses	$611.4	$556.3	$1,194.0	$1,335.8
Unrealized (Losses) Gains on Non-Coal Trading Derivative Contracts	(1.2)	2.8	(8.8)	2.9
Take-or-Pay Contract-Based Intangible Recognition	1.1	2.7	2.2	5.3
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(8.7)	2.7	(17.4)	5.5
Total Reporting Segment Costs (2)	$602.6	$564.5	$1,170.0	$1,349.5

Net Cash Used In Operating Activities			$(22.8)	$(53.1)
Net Cash Used In Investing Activities			(82.6)	(115.6)
Free Cash Flow (3)			$(105.4)	$(168.7)

(1)	Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash used in operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.